Exhibit 23.1

- CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM -

To the Audit Committee of the Board of Directors and the Stockholders
First Community Bancshares, Inc.

We consent to the incorporation by reference in the registration statements pertaining to the 2004 Omnibus Stock Option Plan (Form S-8, No. 333-120376); the Commonwealth Bank Stock Option Plan (Form S-8, No. 333-106338); The Commonwealth Bank Acquisition (Form S-4, No. 333-104103); the 2001 Directors Stock Option Plan (Form S-8, No. 333-75222); the 1999 Stock Option Plan (Form S-8, 333-31338); the Employee Stock Ownership and Savings Plan (Form S-8, No. 333-63865); the Investments Planning Consultants Inc. acquisition (Form S-3, No. 333-142558); the Stone Capital Management acquisition (Form S-3, No. 333-104384); the Universal Shelf Registration (Form S-3, No. 333-153692); the Coddle Creek Financial Corporation Acquisition (Form S-4, No. 333-153281); the Capital Purchase Program Warrant Resale (Form S-3, No. 333-156365); the Greenpoint Insurance Group, Inc. acquisition (Form S-3, No. 333-148279); and the Common Stock Issuable Pursuant to the Tristone Community Bank Employee Stock Option Plan and the TriStone Community Bank Director Stock Option Plan (Form S-8, No. 333-161473) of First Community Bancshares, Inc. and Subsidiaries (the “Company”) of our reports dated March 4, 2010, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, which reports appear in the Company’s 2009 Annual Report on Form 10-K.

Our audit report on the consolidated financial statements refers to the Company’s change in its methods in accounting for other-than-temporary impairment of debt securities and for recording business combinations effective January 1, 2009, as a result of adopting new accounting standards.

Asheville, North Carolina
March 4, 2010

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